Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 3, 2004, in the Registration Statement (Form S-3) and related Prospectus of Endwave Corporation for the registration of 3,348,312 shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California

September 12, 2005